As filed with the Securities and Exchange Commission on December 11, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hortonworks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	37-1634325
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, California 95054

(408) 916-4121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Bearden

Chief Executive Officer

Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, California 95054

(408) 916-4121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig Schmitz, Esq. Richard A. Kline, Esq. Bradley C. Weber, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, CA 94025 (650) 752-3100	David M. Howard, Esq. Vice President, Legal Hortonworks, Inc. 5470 Great America Parkway Santa Clara, California 95054 (408) 916-4121	John L. Savva, Esq. Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, California 94303 (650) 461-5600

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒ 333-200044

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.0001 par value per share	287,500	$16.00	$4,600,000	$535

(1)	Represents only the additional number of shares being registered and includes 37,500 shares of common stock that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-200044).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $96,600,000 on a Registration Statement on Form S-1 (File No. 333-200044), which was declared effective by the Securities and Exchange Commission on December 11, 2014. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $4,600,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase 37,500 shares of common stock.

This registration statement shall become effective upon filing with the Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Hortonworks, Inc. is filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-200044), which we originally filed on November 10, 2014, as amended, or the Registration Statement, and which the SEC declared effective on December 11, 2014.

We are filing this registration statement for the sole purpose of increasing by 287,500 shares the number of shares of our common stock to be registered for issuance and sale. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The information set forth in the Registration Statement is incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index and filed with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on December 11, 2014.

Hortonworks, Inc.

By:	/s/ Robert Bearden
Robert Bearden, Chief Executive Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Bearden Robert Bearden	Chief Executive Officer and Director (Principal Executive Officer)	December 11, 2014

/s/ Scott Davidson Scott Davidson	Chief Financial Officer (Principal Financial Officer)	December 11, 2014

/s/ Scott Reasoner Scott Reasoner	Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)	December 11, 2014

* Paul Cormier	Director	December 11, 2014

* Peter Fenton	Director	December 11, 2014

* Martin Fink	Director	December 11, 2014

* Kevin Klausmeyer	Director	December 11, 2014

* Jay Rossiter	Director	December 11, 2014

* Michelangelo Volpi	Director	December 11, 2014

*By:	/s/ Robert Bearden Robert Bearden Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors of Hortonworks, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No. 333-200044) filed November 10, 2014, as amended).